Exhibit 99.2
BELDEN INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
On December 16, 2010, Belden Inc. (Belden) completed the sale of Trapeze Networks, Inc. (Trapeze) to Juniper Networks, Inc. for a purchase price of approximately $152.1 million. Approximately $15.2 million of the purchase price was deposited into an escrow account according to terms negotiated between the parties. The purchase price is subject to adjustment based on a post-closing analysis of the closing date balance sheet. The following unaudited condensed pro forma consolidated balance sheet of Belden as of October 3, 2010, assumes that the sale of Trapeze had been completed as of such date. The following unaudited condensed pro forma consolidated statements of operations of Belden for the nine months ended October 3, 2010 and for the years ended December 31, 2009 and 2008 assume that the sale of Trapeze had been completed as of July 16, 2008, the date that Belden acquired Trapeze. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained if the sale of Trapeze had been completed as of such dates.

BELDEN INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
OCTOBER 3, 2010
(Unaudited)

		Pro Forma Adjustments
	Belden Inc.		Other	Belden Inc.
	Historical	Trapeze (1)	Adjustments (2)	Pro Forma
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$296,081	$(482)	$136,890	$432,489
Receivables, net	291,132	(8,391)	15,210	297,951
Inventories, net	167,483	(3,064)	—	164,419
Deferred income taxes	26,854	(5,882)	—	20,972
Other current assets	18,077	(1,862)	—	16,215

Total current assets	799,627	(19,681)	152,100	932,046

Property, plant and equipment, less accumulated depreciation	282,517	(1,151)	—	281,366
Goodwill	308,864	(39,904)	—	268,960
Intangible assets, less accumulated amortization	128,014	(21,764)	—	106,250
Deferred income taxes	36,376	(29,044)	—	7,332
Other long-lived assets	70,261	(543)	—	69,718

	$1,625,659	$(112,087)	$152,100	$1,665,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$203,835	$(4,010)	$—	$199,825
Accrued liabilities	140,602	(10,450)	12,700	142,852

Total current liabilities	344,437	(14,460)	12,700	342,677

Long-term debt	551,247	—	—	551,247
Postretirement benefits	115,642	—	—	115,642
Other long-term liabilities	31,050	(1,603)	—	29,447
Stockholders’ equity:
Common stock	503	—	—	503
Other stockholders’ equity	582,780	(96,024)	139,400	626,156

Total stockholders’ equity	583,283	(96,024)	139,400	626,659

	$1,625,659	$(112,087)	$152,100	$1,665,672

BELDEN INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED OCTOBER 3, 2010
(Unaudited)

	Belden Inc.		Belden Inc.
	Historical	Trapeze (3)	Pro Forma
	(In thousands, except per share data)

Revenues	$1,237,961	$46,047	$1,191,914
Cost of sales	(868,061)	(22,045)	(846,016)

Gross profit	369,900	24,002	345,898
Selling, general and administrative expenses	(219,775)	(16,020)	(203,755)
Research and development	(42,991)	(11,885)	(31,106)
Amortization of intangibles	(12,558)	(4,657)	(7,901)
Income from equity method investment	8,905	—	8,905

Operating income (loss)	103,481	(8,560)	112,041
Interest expense	(38,912)	(1)	(38,911)
Interest income	446	49	397
Other income	1,465	—	1,465

Income (loss) from continuing operations before taxes	66,480	(8,512)	74,992
Income tax benefit (expense)	(14,014)	2,765	(16,779)

Income (loss) from continuing operations	$52,466	$(5,747)	$58,213

Weighted average number of common shares and equivalents:
Basic	46,762		46,762
Diluted	47,665		47,665

Income from continuing operations per share:
Basic	$1.12		$1.24
Diluted	1.10		1.22

BELDEN INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009
(Unaudited)

	Belden Inc.		Belden Inc.
	Historical	Trapeze (3)	Pro Forma
	(In thousands, except per share amounts)

Revenues	$1,415,262	$53,246	$1,362,016
Cost of sales	(1,002,064)	(27,733)	(974,331)

Gross profit	413,198	25,513	387,685
Selling, general and administrative expenses	(289,672)	(27,199)	(262,473)
Research and development	(60,870)	(20,428)	(40,442)
Amortization of intangibles	(16,080)	(6,210)	(9,870)
Loss on sale of assets	(17,184)	—	(17,184)
Asset impairment	(27,751)	—	(27,751)

Operating income (loss)	1,641	(28,324)	29,965
Interest expense	(41,857)	(3)	(41,854)
Interest income	1,046	3	1,043
Other income	4,756	—	4,756

Loss from continuing operations before taxes	(34,414)	(28,324)	(6,090)
Income tax benefit (expense)	10,909	12,399	(1,490)

Loss from continuing operations	$(23,505)	$(15,925)	$(7,580)

Weighted average number of common shares and equivalents:
Basic	46,594		46,594
Diluted	46,594		46,594

Loss from continuing operations per share:
Basic	$(0.50)		$(0.16)
Diluted	(0.50)		(0.16)

BELDEN INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2008
(Unaudited)

	Belden Inc.		Belden Inc.
	Historical	Trapeze (3)	Pro Forma
	(In thousands, except per share amounts)

Revenues	$2,005,890	$13,722	$1,992,168
Cost of sales	(1,442,208)	(9,262)	(1,432,946)

Gross profit	563,682	4,460	559,222
Selling, general and administrative expenses	(362,122)	(14,432)	(347,690)
Research and development	(50,089)	(8,268)	(41,821)
Amortization of intangibles	(13,440)	(3,566)	(9,874)
Loss on sale of assets	(3,727)	—	(3,727)
Goodwill impairment	(433,737)	(29,541)	(404,196)
Other asset impairment	(42,755)	(3,267)	(39,488)

Operating loss	(342,188)	(54,614)	(287,574)
Interest expense	(37,908)	—	(37,908)
Interest income	5,300	15	5,285
Other income	6,326	—	6,326

Loss from continuing operations before taxes	(368,470)	(54,599)	(313,871)
Income tax benefit (expense)	6,644	9,126	(2,482)

Loss from continuing operations	$(361,826)	$(45,473)	$(316,353)

Weighted average number of common shares and equivalents:
Basic	44,692		44,692
Diluted	44,692		44,692
Loss from continuing operations per share:
Basic	$(8.10)		$(7.08)
Diluted	(8.10)		(7.08)

BELDEN INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	Elimination of Trapeze’s assets and liabilities (intercompany balances are excluded) from Belden’s historical net assets as a result of the disposition.

(2)	Reflects other effects of the disposition including: (i) the cash proceeds of $136.9 million received at closing, (ii) the receivable of $15.2 million related to the amount deposited into an escrow account, and (iii) tax adjustments related to the disposition. The estimated after-tax gain on the sale of Trapeze assuming the disposition closed on October 3, 2010 is $43.4 million. The actual gain will be determined as of the closing date, December 16, 2010, and could be materially different than this estimate.

(3)	Deduction of Trapeze’s revenues and expenses from Belden’s historical results as a result of the disposition.